Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 10, 2005 (except for Note 15, as to which the date is February 24, 2005) accompanying the consolidated financial statements and schedule of Eagle Hospitality Properties Trust, Inc. and the combined financial statements of its predecessor companies included in Form 10-K for the year ended December 31, 2004, filed on March 28, 2005, which are incorporated by reference in this Registration Statement on Form S-3 (File No. 333-128799). We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Cincinnati, Ohio

December 9, 2005